UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/31/2009

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26357

Delaware	13-3904355
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

625 Second Street
San Francisco, CA 94107
(Address of principal executive offices, including zip code)

415-348-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On August 31, 2009, LookSmart, Ltd. (the "Company") and KPMG LLP (the "Sublandlord") entered into a sublease whereby Sublandlord will sublease approximately 20,000 square feet of office space at 55 Second Street, San Francisco, California, to the Company commencing on or about November 1, 2009 and expiring on December 30, 2014. Prior to the expiration on November 30, 2009 of the Company's existing lease for 625 Second Street, San Francisco, California, the Company will move its headquarters to the new facility. The amounts to be paid by the Company to the Sublandlord under the sublease will vary from month to month during the term of the sublease based on time period, amount of operating and tax expenses, and other factors.

As a result of this change in facilities, the Company expects its facilities-related expenses in the calendar year 2010 to be approximately $2 million less than in calendar year 2009. The Company estimates that its facilities-related expenses in 2010 will be approximately $1 million and will be subject to customary increases in future years with respect to base rent, additional rent and other costs. Because factors other than these facilities-related expenses affect the Company's operating expenses and results of operations, the Company's expectation regarding its cost savings related to facilities should not be construed to provide guidance as to the Company's overall level of operating expenses.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, such as references to expected cost savings. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. We may fail to realize the expected cost savings due to various factors such as termination of our sublease, acceleration of our rent payments due to provisions of the sublease, increases in operating, tax and other expenses above customary levels, unexpected increases in facilities-related expenses other than our sublease payments, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Please note that the statements presented in this report speak only as of the date of the report. Except as required by applicable law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LookSmart, Ltd.

Date: September 04, 2009	By:	/s/ Stephen Markowski
Stephen Markowski
Chief Financial Officer